[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


CODE OF ETHICS

A. INTRODUCTION

Edgewood Management LLC ("Edgewood"), has implemented the following Code of Ethics (the "Code") policies to ensure high ethical standards by its employees and to maintain the confidence of its Clients. Edgewood has a fiduciary duty that requires all Edgewood employees to act in the best interests of its Clients. In addition to all personnel of Edgewood being required to comply with all applicable securities laws, they are all obligated to put the interests of the Clients before their own personal interests and to act honestly and fairly in all aspects of their job.

This Code is intended to comply with the various provisions of the Investment Advisers Act of 1940, as amended (the "Act"), and also requires that all Access Persons comply with federal securities laws and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC"). This Code has been adopted with respect to Edgewood's investment advisory services to all of its Clients, including each client that is a U.S. registered investment company or series thereof (each, a "Client"). Edgewood forbids any director, officer and employee from engaging in any conduct that is contrary to this Code.

It is the responsibility of each Access Person to ensure that any securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable law. Personal securities transactions for Access Persons in Covered Securities may be effected only in accordance with the provisions of this Code. This Code is intended to ensure that employees' conduct and personal securities transactions are conducted in accordance with the following principles:

     (i)   the duty to place the interests of Clients first;

     (ii) the duty to ensure all personal securities transactions are conducted in such a manner as to avoid any actual or potential conflict of interest; or any abuse of an individual's responsibility and position of trust; and

     (iii) the fundamental duty of Edgewood personnel not to take inappropriate advantage of their positions for any personal benefit to the detriment of Clients.

Edgewood considers adherence to this Code, the related restrictions on personal trading, and compliance with all applicable federal securities laws basic conditions of employment. Failure to comply with this Code may result in disciplinary action, including, but not limited to, monetary fines, disgorgement of profits, and suspension or termination of employment.

A written code cannot answer all questions raised in the context of business relationships. Thus, each employee is required to recognize and respond appropriately to specific situations as they arise. In unclear situations, employees are expected to seek guidance from the Chief Compliance Officer of Edgewood, or her designee, who is charged with the administration of this Code.

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


The following DEFINITIONS are applicable within the context of this Code of
Ethics:

     A) ACCESS PERSON shall mean each director or officer of Edgewood, any employee or agent, or any natural person or company in a control relationship to Edgewood who, in connection with the person's regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of covered securities by a Client advised by Edgewood, or whose functions relates to the making of any recommendations with respect to such purchases or sales.

     B)   ACT means the Investment Advisers Act of 1940, as amended.

     C) BENEFICIAL OWNER shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person owns or acquires. A Beneficial Owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or INDIRECT PECUNIARY INTEREST (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security. INDIRECT PECUNIARY INTEREST in a security includes securities held by a person's immediate family sharing the same household. IMMEDIATE FAMILY means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

     D) CLIENT means any person or entity with which Edgewood presently maintains an effective investment advisory contract. The meaning of Client shall exclude any person or entity that has terminated their investment advisory contract with Edgewood or instructed Edgewood to entirely liquidate and/or cease management of all assets.

     E) CONTROL means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder control over the company. Based upon the facts and circumstances of a given situation, the Review Officer may rebut this presumption.

     F) COVERED SECURITY means any security and any option to purchase or sell, and any security convertible into or exchangeable for, a security. The following are not included as a COVERED SECURITY:

          i.   Direct obligations of State and Local Government or Agencies;

          ii. Direct obligations of the Federal Government and Agencies of the United States;

          iii. Banker's acceptances and bank certificates of deposit;

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


          iv.  Commercial paper and high quality short-term debt instruments;

          v.   Repurchase agreements covering any of the foregoing; and

          vi. Shares of registered open-end investment companies and open-end exchange traded funds not advised or sub-advised by Edgewood.

     g) PURCHASE OR SALE includes, among other things, the writing of an option to purchase or sell.

B.   APPLICABILITY OF THE CODE

     This Code applies to all Personal Accounts of all Access Persons.

     1.   A Personal Account includes an account maintained by or for:

          a. An Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

          b. Any immediate family members who live in the Access Person's household and any other individuals who live in the Access Person's household and over whose purchases, sales or other trading activities the Access Person exercises control or investment discretion;

          c. Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services; and

          d. Any partnership, corporation, or other entity of which the Access Person has 25% or greater Beneficial Ownership, or in which the Access Person exercises effective control.

     2. A Personal Account DOES NOT include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support or
          (ii) an independent third party.

     3. Access persons may maintain personal accounts that are managed by the Firm or a representative of the Firm, including investments in the funds for which Edgewood provides investment advice. Transactions in these accounts executed solely by the Firm, such as across the board trades, are not subject to pre-clearance requirements. Any employee directed transactions in these types of accounts are subject to preclearance and reporting requirements.

          The Chief Compliance Officer is responsible for maintaining a comprehensive list of all Access Persons and Personal Accounts.

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


C.  TRANSACTIONS IN PERSONAL ACCOUNTS

Edgewood has implemented a Blacklist which contains securities (i) that are in the Edgewood Large Cap Growth, Select, and sharia-compliant portfolios (the "Portfolios") and (ii) Edgewood's Investment Committee is considering adding to the Portfolios. The Blacklist will be maintained by Edgewood's Investment Committee and compliance department. A copy of the Blacklist will be available to Access Persons through Edgewood's compliance department. Securities in the Portfolio(s) will be removed from the Blacklist one full trading day following the completion of an Edgewood trading program selling out of the security from the Portfolio(s).

An Access Person must obtain prior written approval of the Chief Compliance Officer, or her designee, before engaging in any transaction in securities on the Blacklist in his or her Personal Account(s). An Access Person shall request pre-trade clearance through Edgewood's Compliance Science platform or, if the Compliance Science platform is unavailable, an Access Person shall use the designated pre-trade clearance form (SEE ATTACHMENT A). The Chief Compliance Officer or her designee will grant pre-clearance if she concludes the transaction would comply with the provisions of this Code.

When submitting for pre-trade clearance approval for securities on the Blacklist, an Access Person will be required to provide their acknowledgement and agreement that the compliance department has discretion to require the trade to be reversed or undone depending on the circumstances surrounding an Investment Committee's investment decision. In the event an Access Person realizes gains when reversing or unwinding a trade as may be required pursuant to this Code, gains from such trades will be donated to a charity selected by Edgewood.

The Chief Compliance Officer, or her designee, will determine whether the trade is in compliance with the Code including whether the trade would put the Access Person's interests before Edgewood's Clients' interests. Certain factors the Chief Compliance Officer will take into consideration include the size of the proposed transaction and the nature of the security.

The Chief Compliance Officer must obtain the prior written approval of Julianne Mulhall or Fausto Rotundo before engaging in any transaction in Covered Securities in her Personal Account.

Any approval given under this paragraph will remain in effect only for the day the approval is granted.

     1.   EXCEPTIONS FROM PRE-TRADE CLEARANCE PROVISIONS:

In recognition of the de minimis or involuntary nature of certain transactions, there are certain exceptions from the Pre-Trade Clearance requirements. All other restrictions and reporting obligations will continue to apply to transactions excluded from Pre-Trade Clearance pursuant to this Section.

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


Accordingly, the following transactions in Covered Securities will be EXCLUDED FROM THE PRE-TRADE CLEARANCE REQUIREMENTS:

     1. Mandatory purchases or sales effected pursuant to option assignment, and purchases that are made pursuant to an Automatic Investment Plan;

     2. Trades executed by Edgewood in exercise of its discretionary authority over the assets of an Access Person. This includes across-the-board trades effected by the Edgewood trading department pursuant to periodic rebalancing, deposits or withdrawals and/or portfolio investment modifications directed by the Investment Committee;

     3. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer's securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

     4. Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (e.g., blind trust, discretionary account or trust managed by a third party); and,

     5. Transactions in Covered Securities that are not on the Black List at the time of the Access Person's transaction and shares of registered open-end investment companies and open-end exchange traded funds ("ETFs") not advised or sub-advised by Edgewood.

          For purposes of this section, the (i) common stock and any fixed income security of an issuer shall not be deemed to be the same security; and (ii) convertible preferred stock shall be deemed to be the same security as both the common stock and fixed income securities of that issuer, and (iii) non-convertible preferred stock of an issuer shall be deemed to be the same security as the fixed income securities of that issuer.

          Exceptions may be granted by the Chief Compliance Officer in certain limited circumstances provided no harm resulted to a client and the fiduciary standard is maintained.

D.  INSIDER TRADING

Insider trading is based on a simple, well-established principle: IF YOU RECEIVE MATERIAL, NON-PUBLIC INFORMATION ABOUT A PUBLIC COMPANY FROM ANY SOURCE, YOU ARE PROHIBITED FROM DISCUSSING OR ACTING ON THAT INFORMATION.

Access Persons are prohibited from trading based on material, non-public information, or communicating material non-public information to others in violation of the law. Under insider

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


trading laws, a person or company that illegally trades in securities of a company while in possession of material, non-public information about that company may be subject to severe sanctions, including civil penalties, fines and imprisonment.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     i. Trading by an insider while in possession of material, non-public information;

     ii. Trading by a non-insider while in possession of material, non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

     iii. An insider, or a non-insider described in clause (ii) above, from communicating material, non-public information to others.

WHO IS AN INSIDER?

The concept of "insider" is broad. It includes all employees of a company. Corporate insiders who possess material, nonpublic information about a corporation may be required either to disclose that information to the investing public or to refrain from passing such information along to others, trading in or recommending the purchase or sale of the corporation's securities. Similarly, as a general rule, those to whom corporate insiders "tip" material, nonpublic information must refrain from passing such information along to others, trading in or recommending the corporation's securities. In addition, under most circumstances, tipping or trading on material, nonpublic information about a tender offer may violate the rules of the SEC. Tipping may include spreading rumors about potential tender offers. For example, personnel may not pass along a rumor regarding a tender offer to those who are likely to trade on the information or further spread the rumor if the rumor emanated, directly or indirectly, from someone connected with the target, the offeror, or their respective officers, directors, partners, employees or persons acting on their behalf, even if such information was inadvertently communicated.

WHAT IS MATERIAL INFORMATION?

The question of whether information is material is not always easily resolved. Generally, the courts have held that a fact is material if there is substantial likelihood that a reasonable investor would consider the information "important" in making an investment decision. As such, material information would include information which would likely affect the market price of any securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Examples of material information may include the following:

     o    Significant dividend increases or decreases

     o    Significant earnings information or estimates

     o Significant changes in earnings information or estimates previously released by a company

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


     o    Significant expansion or curtailment of operations

     o    Significant increases or declines in orders

     o Significant merger, acquisition or divestiture proposals or agreements

     o    Significant new products or discoveries

     o    Extraordinary borrowing

     o    Major litigation

     o    Significant liquidity problems

     o    Extraordinary management developments

     o    Purchase or sale of substantial assets

     o    Capital restructuring, such as exchange offers

     o    Block and/or Restricted Securities transactions

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

WHAT IS NON-PUBLIC INFORMATION?

Information is "non-public" if it has not been disclosed generally to the investing public. Information is made public if it has been broadly disseminated and made available to the general public by publication in the newspapers or other media or if it has been the subject of a press release addressing the general investing public. However, information is not necessarily made public merely because such information is communicated through rumors or other unofficial statements in the marketplace.

Other examples of potential sources of inside information include the receipt of information related to the offering of private investments in public offerings ("PIPES"), and information from other third parties including but not limited to counsel, independent registered public accounting firms, financial partners and trading partners.

COMPANY MANAGEMENT

As part of its investment research process, Edgewood's Investment Committee meets with employees of public companies to obtain information pertaining to the company that may assist the Investment Committee in its investment decision making process. In addition to discussing the information at the research meetings, the Investment Committee members input all research notes from meetings with company employees in the research database used by the Investment Committee. A member of Edgewood's compliance department reviews the research notes and attends the Investment Committee's research meetings.

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


EXPERT NETWORKS

As part of its research process, Edgewood occasionally utilizes research firms that offer consultations with individuals that have expertise in specific areas (herein referred to as "Expert Networks"). Edgewood finds this source of information valuable in understanding industry-specific issues, however, it is only one part of Edgewood's extensive investment research process. Nevertheless, Edgewood recognizes there are limitations to these specialized sources of information and the possibility of the dissemination of material, nonpublic information from these Expert Networks. It is Edgewood's policy to partner with only the highest quality research providers such as the Gerson Lehrman Group. Edgewood's Compliance Department will perform due diligence on Expert Networks used by Edgewood to ensure adequate controls are in place to prohibit possible dissemination of material, nonpublic information to Edgewood from the Expert Networks. Part of Edgewood's due diligence will include ensuring the Expert Network receives certifications from its consultants certifying the consultants will not disseminate material, nonpublic information to the Expert Network's clients. Additionally, Edgewood's due diligence will include ensuring Edgewood will only conduct business with Expert Networks that do not permit experts to speak to clients regarding the companies by which they are employed.

RESOLVING SITUATIONS

The law of insider trading is complicated and continuously developing. Access Persons who are uncertain about the application of insider trading rules should discuss the situation with the Chief Compliance Officer. You must notify the Chief Compliance Officer immediately if you have any reason to believe that insider trading has occurred or is about to occur or if you receive, or believe you received, material, non-public information including all information regarding any direct or indirect PIPES offerings received by you.

Before executing any trade for yourself or others, including private accounts managed by Edgewood, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

     o Prior to taking any action, report the information and proposed trade immediately to the Chief Compliance Officer;

     o Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by the firm;

     o Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer; and

     o After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


You should consult with the Chief Compliance Officer before taking any action or engaging in any transaction which inside information may have been provided. This degree of caution will protect you, our clients, and the firm.

The Chief Compliance Officer shall use the following reviews and procedures to detect any possible trading on inside information:

     o review of the personal securities statements for all Access Persons and any related accounts;

     o    review of trading activity in Advisory Client accounts;

     o investigation of any circumstances about any possible receipt, trading or other use of inside information.

E.   PROHIBITED TRANSACTIONS

1.  PROHIBITION AGAINST FRAUDULENT CONDUCT


     No director, officer or employee of Edgewood shall, directly or indirectly:

          a. employ any device, scheme or artifice to defraud a Client or engage in any manipulative practice with respect to a Client;

          b.   make any untrue statement of a material fact to a Client;

          c. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

          d.   engage in any manipulative practice with respect to a Client; or

          e. use any information concerning a security held or to be acquired by a client for personal gain or in a manner detrimental to the interests of a client, including but not limited to information concerning shares of the Edgewood Growth Fund.

2.   CONFIDENTIALITY

     Access Persons may not disseminate, sell or otherwise use the Adviser's physical resources, electronic media, proprietary information, client information or technology for their personal benefit or for the benefit of a third party. This includes information relating to the investment intentions or activities of any Client, or securities that are being considered for purchase or sale on behalf of any Client or Fund.

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


3.   DISSEMINATION OF RUMORS

     All employees are expressly prohibited from knowingly spreading as fact any rumor they know to be false concerning any company, or any purported market development, with the purpose and design to impact trading in or the price of that company's or any other company's securities, and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the spreading of false rumors, or any other form of illegal market manipulation, via any media, including, but not limited to email, instant messages, text messages, blogs or chat rooms.

4.   INITIAL PUBLIC OFFERINGS

     Access Persons shall not directly or indirectly acquire securities in an initial public offering.

5.   SHORT SALES

     An Access Person may not engage in any short sale of a security that is in the Edgewood Large Cap Growth model portfolio.

6.   PRIVATE PLACEMENTS, INVESTMENT OPPORTUNITIES OF LIMITED AVAILABILITY

     Access Persons may not directly or indirectly acquire securities in a private placement (including private investment funds such as hedge funds, private equity funds or venture capital funds) or investment opportunity of limited availability unless the Review Officer determines whether the investment opportunity should be reserved for a Client, and whether such opportunity is being offered to the Access Person by virtue of their position with the Adviser.

     Any Access Person who has taken a personal position through a private placement will be under an affirmative obligation to disclose that position in writing to the Review Officer if he or she plays a material role in a Client's subsequent investment decision regarding the same issuer; this separate disclosure must be made even though the Access Person has previously disclosed the ownership of the privately placed security in compliance with the Pre-Trade Clearance requirements of this section. Once disclosure is given, an independent review of the Client's investment decision will be made.

7.   SERVICE AS A DIRECTOR

     Prior to accepting a position as a director of any company or organization (private or public, for-profit or not-for-profit), an Access Person must obtain approval from the Review Officer. All such positions should be reported to the compliance department.

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


8.   OUTSIDE BUSINESS ACTIVITIES

     Edgewood discourages Access Persons from holding unrelated outside employment, including consulting. Access Persons are required to immediately report any outside business activity to the compliance department. Employees may not engage in outside activities that (a) interferes, competes, or conflicts with the interest of Edgewood or its clients; (b) encroaches on normal working time or otherwise impairs performance; or (c) implies Edgewood's sponsorship or support of an outside organization.

9.   GIFTS

     Access Persons are prohibited from accepting gifts that (i) fall outside Edgewood's "normal business practice" (generally $500.00 or less) or (ii) are excessive in value from any person or company that does business with Edgewood. Unsolicited business entertainment, including meals or tickets to cultural and sporting events, are permitted if they are not so frequent or of such high value as to raise a question of impropriety. In no event are employees allowed to accept cash gifts. Employees are required to document and disclose through Edgewood's compliance department the acceptance of any gift or entertainment regardless of the value. Employees shall provide the compliance department with a written report of gifts received each quarter. Email is an acceptable means to report to the compliance department the receipt of any gifts.

     Additionally, any gifts, entertainment, any payment of money or anything of value made directly or indirectly by you to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft-Hartley Plan) must be reported to the compliance department. All items regardless of the amount or value must be reported. The following are examples of potentially reportable items: meals, gifts, travel and lodging costs, bar bills, sporting event tickets, theatre tickets, clothing or equipment, golf, sponsorships, donations to union related charities or scholarship funds, and receptions.

10.  OTHER PROHIBITED TRANSACTIONS

     Access Persons shall not:

     1. accept any preferential treatments or anything other than a value outside of Edgewood's "normal business practice" as set forth above from any broker-dealer or other entity with which a Client does business that influences Access Persons from taking actions that are not in the best interest of Clients;

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


     2. establish or maintain an account at a broker-dealer, bank or other entity through which securities transactions may be effected without written notice to the designated Review Officer prior to establishing such an account;

     3. use knowledge of portfolio transactions of a Client for their personal benefit or the personal benefit of others; or

     4. violate the anti-fraud provisions of the federal or state securities laws.

11.  SHORT-TERM TRADING PROFITS

     Access Persons are discouraged from trading on a short-term basis in their personal accounts.

12.  BACKGROUND CHECKS

     Periodically, the Chief Compliance Officer or her designee shall perform a search of each Supervised Person to confirm the Supervised Person's work history, felony convictions and/or guilty pleas, and/or any other legal proceedings in connection with an investment-related activity such as a violation of investment-related statutes or regulations. Searches shall be on various databases including the FINRA broker database and the Google search engine. Furthermore, Edgewood will retain a third party service provider to run a background check on Edgewood employees. Edgewood shall comply with all local, state, and federal laws including the Fair Credit Reporting Act ("FCRA") relating to background checks including obtaining an employee's written consent prior to running a background check.

13.  POLITICAL CONTRIBUTIONS

     Edgewood and its employees are prohibited from making, or directing or soliciting any other person to make, any political contribution or provide anything else of value for the purpose of influencing or inducing the obtaining or retaining of investment advisory service business.

     SEC Rule 206(4)-5 prohibits Edgewood from being compensated for providing investment advice to a state or local government entity for two years if "covered" employees (as defined in Rule 206(4)-5) of Edgewood make political contributions to certain officials of that government entity in excess of certain de minimis levels. Furthermore, Rule 206(4)-5 (i) prohibits the solicitation or coordination of political contributions to such officials or certain state or local party committees and (ii) requires investment advisers to maintain books and records relating to state and local government entity clients, political contributions, and information relating to covered employees.

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC



     A. DEFINITIONS


          1. CONTRIBUTION means any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office,
               (ii) the payment of debt incurred in connection with any such election, or (iii) transition or inaugural expenses incurred by the successful candidate for state or local office. Volunteer services provided to a campaign by employees on their own personal time are not treated as Contributions, however, certain expenses from personal resources including hosting a reception or utilizing Edgewood's office space and personnel in connection with volunteering could be considered an in-kind Contribution.

          2. COORDINATING CONTRIBUTIONS means bundling, pooling, delivering or otherwise facilitating the Contributions made by other persons.

          3. SOLICITING CONTRIBUTIONS means to communicate, directly or indirectly, for the purpose of obtaining or arranging a Contribution.

     B.   POLICIES AND PROCEDURES FOR POLITICAL ACTIVITY BY EMPLOYEES

          1. Contributions. All Access Persons are required to obtain approval from Edgewood's Compliance Department prior to making any Contribution of any value. Access Persons may obtain such approval from the Compliance Department by submitting a request through Compliance Science or, if Compliance Science is unavailable, by completing a "Political Contribution Request Form" (SEE ATTACHMENT C). Edgewood's Compliance Department will review and evaluate each Contribution request to determine whether the Contribution is permissible based upon the requirements of Rule 206(4)-5. Access Persons will be notified in writing of the Compliance Department's final determination.

          2. Coordinating or Soliciting Contributions, or Political Fundraising. All Access Persons must obtain approval from Edgewood's Compliance Department prior to Coordinating or Soliciting Contributions, or engaging in any other political fundraising. Access Persons must use the Political Contribution Request Form to request approval for such activities. Coordinating or Soliciting Contributions, or political fundraising, may even include, for example, having one's name appear on a fundraising letter.

          3. Prospective Employees. All prospective employees, prior to becoming an Edgewood employee, are required to complete the "Political Contributions Disclosure Form for Prospective Employees" (SEE ATTACHMENT D) and provide it to the Chief Compliance Officer indicating any political contributions in the two (2) years (either directly or via a Political Action Committee which the person controls) preceding the date the "Political Contributions Disclosure Form for Prospective Employees" is completed.

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


     C. PROHIBITION AGAINST ESTABLISHING OR CONTROLLING A POLITICAL ACTION COMMITTEE ("PAC")

          Access Persons are prohibited from establishing, controlling, contributing to or otherwise being involved with a PAC without receiving pre-approval from Edgewood's Compliance Department.

     D.   INDIRECT CONTRIBUTIONS

          Access Persons are prohibited from performing any act which would result in a violation of Rule 206(4)-5 and/or this policy, whether directly or indirectly, or through or by any other person or means including spouses, family members, placement agents, consultants, etc.).

     E.   QUARTERLY CERTIFICATIONS

          At the end of each calendar quarter, Edgewood's Compliance Department will distribute a quarterly Certification Form. Access Persons are required to certify all information pertaining to Contributions on the quarterly Certification.

     F.   MONITORING

          Edgewood's Compliance Department is responsible for monitoring all Contributions to ensure that Edgewood will not be precluded from accepting and/ or receiving compensation for the proscribed timeframes from potential clients in accordance with Rule 206(4)-5.

     G.   REQUIRED RECORDS

          Edgewood's Compliance Department will keep all necessary records based on the information gathered under this policy pursuant to Rule 204-2.

14.  NON-U.S. GOVERNMENT ENTITIES

     The Foreign Corrupt Practices Act of 1977, 15 U.S.C. [section][section]78dd-1, et seq. ("FCPA"), prohibits corrupt payments to foreign officials for the purpose of obtaining or keeping business. Access Persons are prohibited from making any offer, payment, promise to pay, or authorization of the payment of money or anything of value to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a Foreign Official (as defined herein) to influence the Foreign Official in his or her capacity, induce the Foreign Official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage to assist in obtaining or retaining business for or with, or directing business to, Edgewood.

     A "Foreign Official" means any officer or employee of a foreign government, a public international organization, or any department or agency thereof or any person acting in an official capacity. Depending on the jurisdiction, a Foreign Official could be a member of

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


     a royal family, a member of a legislative body, or an official of a state-owned business enterprise. Criminal and civil penalties may be imposed for violations of the FCPA including fines up to $2,000,000 and imprisonment for up to five years. Access Persons are to notify the Chief Compliance Officer immediately if there is any reason to believe an Access Person has violated this policy.

     F.   REPORTING REQUIREMENTS

          The following sets out the reporting requirements for Access Persons pertaining to their personal accounts:

          A.   INITIAL AND ANNUAL HOLDING REPORTS

          Within ten (10) days of commencing employment, Access Persons are required to disclose to the compliance department all of their personal accounts. Such list of securities holdings must be current as of a date not more than 45 days prior to the employment date and must contain the following information:

               i. the title and type of security, ticker symbol or CUSIP number as appropriate, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

               ii. the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Reportable Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and,

               iii. the date that the report is submitted.

          Brokerage account statements from the prior month of employment will satisfy this requirement.

          Each Access Person must submit ANNUALLY thereafter a holdings report setting forth the above-specified information which must be current as of a date no more than forty-five (45) days before the report is submitted.

          B.   QUARTERLY TRANSACTION REPORTS / DUPLICATE BROKERAGE STATEMENTS

          Every Access Person must report to the compliance department no later than thirty (30) days after the end of the calendar quarter, the following information:

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


          With respect to any transaction during the quarter in a Covered Security in which the Supervised Person had any direct or indirect Beneficial Ownership:

               (1) The date of the transaction, the title, ticker symbol or CUSIP as appropriate, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

               (2) The nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition);

               (3) The price of the Covered Security at which the transaction was effected;

               (4) The name of the broker, dealer or bank with or through which the transaction was effected; and

               (5)  The date that the report is submitted by the Access Person.

          In lieu of providing quarterly transaction reports, Access Persons may arrange for duplicate copies of all trade confirmations and personal account statements to be sent directly from the broker-dealer or other custodian to the Chief Compliance Officer. This requirement may be satisfied by having trade activity and account holdings delivered electronically through a compliance software platform such as Compliance Science.

          C. EXCLUSIONS FROM REPORTING

          Purchases or sales in Covered Securities in an account in which the Access Person has no direct or indirect control are not subject to the reporting requirements of this Section.

          D. CERTIFICATION OF COMPLIANCE

          Access Persons are required to certify annually acknowledging receipt and compliance with the Code. Further, all Access Persons are required to disclose all personal accounts and all personal securities transactions pursuant to the requirements of the Code. (SEE ATTACHMENT
          B)

          E. PERSONAL ACCOUNT OPENING PROCEDURES

          All Access Persons shall provide written notice to the Review Officer prior to opening any account with any entity through which a Covered Securities transaction may be effected.

     G.   REVIEW OFFICER

          A.   DUTIES OF REVIEW OFFICER

               The Chief Compliance Officer has been appointed as the Review Officer. The Review Officer or her designee shall:

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


               1. Confirm receipt of all securities transaction and holdings reports and Pre-Trade Clearance Forms and maintain the names of persons responsible for reviewing these reports;

               2. identify all persons subject to this Code who are required to make these reports and promptly inform each person of the requirements of this Code;

               3. compare, on a quarterly basis, all Covered Securities transactions within the previous quarter with each Client's completed portfolio transactions to determine whether a Code violation may have occurred;

               4. maintain a signed acknowledgement by each person who is then subject to this Code, in the form of Attachment B; and

          B.   POTENTIAL TRADE CONFLICT

               When there appears to be a transaction that conflicts with the Code, the Review Officer shall request an explanation of the person's transaction. If after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the designated Review Officer with a recommendation of appropriate action to Edgewood's Board of Managers.

          C.   REQUIRED RECORDS

               The Review Officer shall maintain:

                    1. a copy of any code of ethics adopted by Adviser which has been in effect during the previous five (5) years in an easily accessible place;

                    2. a record of any violation of any code of ethics and of any actions taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;

                    3. a copy of each report made by anyone subject to this Code for at least five (5) years after the end of the fiscal year in which the report is made, the first two
                         (2) years in an easily accessible place;

                    4. a list of all persons who are, or within the past five years have been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by Adviser, in an easily accessible place;

                    5. a copy of each written report and certification required of this Code for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place; and

[LOGO OMITTED]                                         COMPLIANCE MANUAL
   EDGEWOOD                                            EFFECTIVE OCTOBER 1, 2015
MANAGEMENT LLC


                    6. a record of any decision, and the reasons supporting the decisions, approving the acquisition by Access Persons of initial public offerings or privately placed securities for at least five (5) years after the end of the fiscal year in which the approval is granted.

          D.   POST-TRADE REVIEW PROCESS

               Following receipt of trade confirms and statements, transactions will be screened for potential violations of the Code, including the following:

               1. Restricted List. Transactions by Access Persons in securities that are on the Restricted List.

               2. Recommendations. Transactions by an Access Person for which the Access Person makes or participates in making a recommendation.

               3. Other activities. Transactions that may give the appearance that an Access Person has executed transactions not in accordance with this Code.

          E.   SUBMISSION TO FUND BOARD

               The Review Officer shall annually prepare a written report to the Board of Directors of each Client that is a registered investment company that:

               1. describes any issues under this Code or its procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

               2. certifies that Adviser has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code.

               This written report may be in the form of quarterly questionnaires containing the same information as indicated above.